Exhibit 99.1

For Immediate Release

Life Sciences Industry Veteran Paul Sekhri Joins Veeva Board of Directors

Industry leader joins Veeva Board, early directors Young Sohn and Kevin Spain step down

PLEASANTON, CA — July 10, 2014 — Veeva Systems Inc. (NYSE: VEEV), a leading provider of industry cloud solutions for life sciences, today announced changes to its Board of Directors with the appointment of industry veteran Paul Sekhri. Concurrently, directors Young Sohn and Kevin Spain stepped down.

A proven industry leader, Sekhri brings more than 25 years of experience in life sciences, having served in executive leadership positions at some of the most widely regarded pharmaceutical companies in the world, including Novartis, Teva, and Sanofi.

Young Sohn, a founding board member, and Kevin Spain, of Emergence Capital, a member since 2008, have stepped down from the board. Gordon Ritter, founder and general partner of Emergence Capital, remains Veeva Systems’ chairman of the board.

“I thank Young and Kevin for their outstanding partnership and contributions from the early days of the company,” said Peter Gassner, founder and CEO of Veeva Systems. “We are also honored to welcome Paul to the board. Paul’s decades of knowledge and relationships are tremendous assets to Veeva in our mission to become one of the most important technology providers to the life sciences industry.”

About Paul Sekhri

Sekhri has more than 25 years of operational experience in the life sciences industry, including business development and strategy, general management, drug development, and commercial strategy. Sehkri is senior vice president, Integrated Care at Sanofi where he leads the creation of innovative solutions and business models to meet patient needs. Sekhri previously led global business development and was chief strategy officer at Teva. Sekhri also served as operating partner and head, Biotech Ops Group at TPG Biotech, the life sciences venture arm of the global private investment firm TPG Capital, where he was responsible for a portfolio of more than 50 life sciences companies. He has served as a director of numerous private and public company boards, including KAI Pharmaceuticals, Intercept Pharmaceuticals, Macrogenics, PatientSafe Solutions, and Tandem Diabetes, and as board advisor to IMS Health.

About Veeva Systems

Veeva Systems Inc. is a leader in cloud-based software for the global life sciences industry. Committed to innovation, product excellence, and customer success, Veeva has more than 200 customers, ranging from the world’s largest pharmaceutical companies to emerging biotechs. Veeva is headquartered in the San Francisco Bay Area, with offices in Europe, Asia, and Latin America. For more information, visit www.veeva.com.

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